Exhibit 10.14

BROADWAY FEDERAL BANK

DEFERRED COMPENSATION

(Effective July 1, 2006)

BROADWAY FEDERAL BANK

DEFERRED COMPENSATION PLAN

(Effective July 1, 2006)

BROADWAY FEDERAL BANK, a California corporation, hereby establishes the Broadway Federal Bank Deferred Compensation Plan, effective July 1, 2006, for the benefit of (i) a select group of management and highly compensated employees of the Company and its participating Affiliates (“Directors”) and (ii) the members of the Board of Directors of the Company and its participating affiliates, in order to provide such employees and Directors with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.

SECTION 1

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

1.2	“Affiliate” shall have the same meaning as that assigned from time to time to the identical term under the Investment Plan.

1.3	“Beneficiary” shall mean the person or persons entitled to receive benefits under the Plan upon the death of a Participant, as provided in Section 5.4.

1.4	“Board” shall mean the Board of Directors of Broadway Federal Bank, as from time to time constituted.

1.5	“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.6	“Committee” shall mean the committee appointed by the Board to administer the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. The Board may remove any member of the Committee at any time and for any reason, and may fill any vacancy which exists.

1.7	“Company” shall mean Broadway Federal Bank, a California corporation.

1.8	“Compensation” shall mean the base salary and the annual salary of an Eligible Employee and all compensation earned by a Director as a Director.

1.9	“Compensation Deferrals” shall mean the amounts credited to Participants’ Accounts under Section 3.1.

1.10	“Director” shall mean a member of the Board.

1.11	“Disability” shall mean the mental or physical inability of an eligible employee to perform the regularly assigned duties of his or her employment, provided that such inability (a) has continued or is expected to continue for a period of at least 12 months and (b) is evidenced by the certificate of a medical examiner satisfactory to the Committee stating that such inability exists and is likely to be permanent.

1.12	“Eligible Employee” shall mean an employee of an Employer who has been selected for participation in the Plan by the Committee.

1.13	“Employers” shall mean the Company and each of its Affiliates that adopts the Plan. With respect to an individual Participant, Employer shall mean the Company or its Affiliate that has adopted the Plan and that directly employs such Participant.

1.14	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.15	“Normal Retirement Date” shall mean the date on which the Participant attains age 65.

1.16	“Participant” shall mean Eligible Employees and Directors who (a) have become a Participant in the Plan pursuant to Section 2.1 and (b) have not ceased to be a Participant pursuant to Section 2.3.

1.17	“Participant’s Account” or “Account” means as to any Participant the separate account maintained on the books of the Employers in order to reflect his or her interest under the Plan.

1.18	“Plan” shall mean Broadway Federal Bank Deferred Compensation Plan, as set forth in this instrument and as heretofore and hereafter amended from time to time.

1.19	“Plan Year” shall mean the calendar year.

1.20	“Supplemental Allocations” means any amounts credited to a Participant’s Account under Section 3.2.

SECTION 2

PARTICIPATION

2.1	Participation. Each Eligible Employee’s and Director’s decision to become a Participant shall be entirely voluntary.

2.1.1	Initial Election. An Eligible Employee and a Director may elect to become a Participant in this Plan for the Plan Year beginning on July 1, 2006. An election to make Compensation Deferrals under this Section 2.1.1 shall be irrevocable as to the amounts already deferred as of the effective date of any suspension in accordance with Section 2.2.

2.1.2	Election for Subsequent Plan Years. An Eligible Employee and Director (whether or not he or she previously elected to make Compensation Deferrals) may elect to become a Participant (or to reinstate his or her active participation) in the Plan for any Plan Year, not covered by Section 2.1 by electing at least 30 days prior to the beginning of each plan year, and subject to Section 2.1.4, to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made. An election to make Compensation Deferrals under this Section 2.1.2 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with Section 2.2. An Eligible Employee who is newly hired by an Employer during a Plan Year may elect to become a Participant in the Plan for that Plan Year by electing, within thirty days of the date of his or her hire, appointment or election and subject to Section 2.1.4, to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation shall be effective only for the Plan Year with respect to which the election is made. An election to make Compensation Deferrals under this Section 2.1.2 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with Section 2.2.

2.1.3	No Election Changes During Plan Year. A Participant shall not be permitted to change or revoke his or her election for a Plan Year after the beginning of such Plan Year, except as provided in Section 2.2.

2.1.4	Specific Timing and Method of Election. Notwithstanding the foregoing, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. The deadlines prescribed by the Committee may be earlier than the deadlines specified in Section 2.1.1 and 2.1.2, but shall not be later than the deadlines prescribed in such Sections.

2.2	Hardship Suspension of Participation.

2.2.1	Automatic Suspension. In the event that a Participant receives a distribution from the Investment Plan on account of a financial hardship during a Plan Year for which he or she has elected to make Compensation Deferrals, the Participant’s Compensation Deferrals under this Plan shall be suspended for the same period that his or her pre-tax contributions to the Investment Plan are suspended pursuant to the provisions of the Investment Plan.

2.2.2	Permissible Suspension. In the event that a Participant incurs a “financial hardship” (as defined in this Section 2.2.2), the Committee, in its sole discretion, may suspend the Participant’s Compensation Deferrals for the remainder of the Plan Year. A “financial hardship” for purposes of the Plan shall mean a severe financial emergency which is caused by a sudden and unexpected accident, illness or other event beyond the control of the Participant which would, if no suspension of deferrals (or accelerated distribution under Section 5.5) were made, result in severe financial hardship to the Participant or a member of his or her immediate family. This standard is more difficult to satisfy than the standard for financial hardship withdrawals under the Investment Plan. For example, a Participant’s desire to send his or her child to college or to purchase a home would not constitute a financial hardship. Also, a financial hardship does not exist to the extent that the hardship may be relieved by (a) reimbursement or compensation by insurance, or (b) by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

2.3	Termination of Participation. An Eligible Employee or Director who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee or Director who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

SECTION 3

COMPENSATION DEFERRALS AND SUPPLEMENTAL ALLOCATIONS

3.1	Compensation Deferrals. At the times and in the manner prescribed in Section 2.1, each Eligible Employee and Director may elect to defer portions of his or her Compensation and to have the amounts of such deferrals credited on the books of the Employer to his or her Account under the Plan. For each Plan Year, an Eligible Employee may elect to defer an amount equal to a percentage of the Participant’s Compensation for the Plan Year. The percentage elected by a Participant shall be a multiple of 5%. An eligible employee shall not elect to defer more than 50% of his or her base salary. An Eligible Employee may elect to defer up to 100% of his or her annual bonus and a Director may elect to defer up to 100% of his or her Compensation earned as a Director.

3.2	Crediting of Compensation Deferrals. The amounts deferred pursuant to Section 3.1 shall reduce the Participant’s Compensation during the Plan Year and shall be credited to the Participant’s Account as of the last day of the months in which the deferral occurs.

3.4	Interest. As of the close of each Plan Year, interest shall be credited to the Account of each Participant. The interest shall be based on the average balance in each Account during the Plan Year. The interest shall become a part of the Account and shall be paid at the time or times as the balance of the Account. The prime rate of interest, or similar standards, selected by the Committee in its discretion, applicable from time to time plus one hundred basis points.

3.5	Form of Payment. Each Participant shall indicate on his or her deferral election made pursuant to Section 3.1 the form of payment for his or her Account. A Participant may elect either (a) a lump sum payment, or (b) substantially equal annual installments payments not exceeding 10 in number. A Participant’s election as to the form of payment shall be irrevocable.

3.6	Time for Payment. Each Participant shall indicate on his or her first deferral election made pursuant to Section 3.1 the time for payment for his or her Account. A Participant may elect either:

(a)	The Participant’s termination of employment with all Employers and Affiliates; or

(b)	The later (i) the Participant’s termination of employment with all Employers and Affiliates, or (ii) the Participant’s Normal Retirement Date.

A Participant’s election as to the time for payment shall be irrevocable and shall apply to all amounts credited to the Participant’s Account, without regard to the Plan Year in which such amounts are credited.

SECTION 4

ACCOUNTING

4.1	Participant’s Accounts. At the direction of the Committee, an Agreement shall be established and maintained on the books of the Employer for each Participant to which there shall be credited all Compensation Deferrals under Section 3.1.

4.2	Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including but not limited to the crediting intent under Section 3.3, shall be determined by the Committee. The accounting methods or formulas may be revised from time to time.

4.3	Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

SECTION 5

DISTRIBUTIONS

5.1

Normal Time of Distribution. Subject to Section 5.2 and 5.3, distribution of the vested balance credited to a Participant’s Account shall be commence as soon as administratively practicable after the date elected by the Participant pursuant to Section 3.5. If pursuant to Section 3.4, the Participant elected to receive a lump sum payment, his or her lump sum shall be paid to him or her as soon as administratively practicable after the date specified in the first sentence of this Section 5.1. If pursuant to Section 3.4, the Participant elected to receive annual installment payments, his or her first installment shall be equal to 1/10th of the balance then credited to his or her Account divided by the number of annual installment to be paid. The first installment shall be paid to him or her as soon as administratively practicable after the date specified in the first sentence of this Section 5.1. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. The amount of each subsequent installment shall be equal to the balance then credited to the Participant’s Account, divided by the number of installments remaining to be made.

5.2	Death Distribution. If a Participant dies before his or her entire Account has been distributed (whether or not the Participant had previously terminated employment), the vested balance credited to his or her Account shall be distributed to his or her Beneficiary (or Beneficiaries) in a lump sum as soon as administratively practicable after the date of death.

5.3	Effect of Disability. If the active employment of a Participant ceases at any time on account of his or her Disability, the vested balance credited to his or her Account shall be distributed to him or her in a lump sum as soon as administratively practicable after the date of Disability.

5.4	Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

5.4.1	Spousal Consent. If a Participant designates a person other than or in addition to his or her spouse as a primary Beneficiary, the designation shall be ineffective unless the Participant’s spouse consents to the designation. Any spousal consent required under this Section 5.4 shall be ineffective unless it (a) is set forth in writing, (b) acknowledges the effect of the Participant’s designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by and authorized agent of the Committee or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Committee that spousal consent may be obtained, his or her designation shall be effective without a spousal consent. Any spousal consent required under this Section 5.4 shall be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation in writing at any time, regardless of his or her spouse’s previous consent to the Beneficiary designation being revoked, and any such revoked designation shall be ineffective.

5.4.2	Changes and Failed Designations. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation shall become effective only upon its receipt by the Committee and when so received, whether the Participant is living or not, shall be operative as of the date the notice is executed, but without prejudice to the Committee on account of any payment made before the change is recorded. Any designation shall cease to be effective when a revocation of that designation by the Participant is received by the Committee. The last effective designation received by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the vested Account shall be paid to his or her estate.

5.5	Financial Hardship. In the event that a Participant incurs a “financial hardship” (as defined in Section 2.2.2), the Committee, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant’s vested Account shall be paid to him or her immediately; provided, however, that the amount paid to the Participant pursuant to this Section 5.5 shall be limited to the amount reasonably necessary to alleviate the Participant’s hardship. Also, payment under this Section 5.5 may not be made to the extent that the hardship may be relieved by suspension of the Participant’s Compensation Salary Deferrals in accordance with Section 2.2.2.

5.6	Payment to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

5.7

Undistributable Account. Each Participant and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate a Participant or Beneficiary to whom the vested portion of a Participant Account is payable under this Section 5, the Participant’s Account shall continue to be credited with interest under Section 3.3. Accounts that have been undistributable for a period of thirty-five months shall be forfeited as of the end of the thirty-fifth month. If a Participant whose Account was forfeited under this Section 5.7 (or his or her beneficiary) files a claim for distribution of the Account after the date that it was forfeited, and if the Committee determines that such claim is valid, then the vested forfeited balance shall be paid to the Employer in a lump sum cash payment as soon as practicable thereafter.

5.8	Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.

SECTION 6

PARTICIPANT’S INTEREST IN ACCOUNT

6.1	Salary Deferral Contributions. Subject to Section 8.1 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant’s vested interest in the balance credited to his or her Account (as adjusted by deemed earnings, gains, and losses) at all times shall be 100% owned by him or her; provided, however, that if the Participant’s employment is terminated on account of “cause” (as defined in this Section 6.1), the portion of the Participant’s Account attributable to interest credited to the Account under Section 3.3 shall be permanently forfeited. For purposes of this Section 6.1, “cause” means conviction of a felony or any other crime that involves fraud, embezzlement, dishonestly or moral turpitude.

SECTION 7

ADMINISTRATION OF THE PLAN

7.1	Plan Administrator. The Committee is hereby designated as the administrator of the Plan (within the meaning of section 3(16) (A) of ERISA).

7.2	Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

7.3	Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

7.4	Powers of Committee. The Committee shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including but not limited to, the following powers:

(a)	To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b)	To select the Eligible Employees who shall be eligible for the Plan, and to determine any and all other considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c)	To cause one or more separate Accounts to be maintained for each Participant;

(d)	To cause Compensation Deferrals and intent under Section 3.4 to be credited to Participants’ Account;

(e)	To establish and revise an accounting method or formula for the Plan, as provided in Section 4.2;

(f)	To determine the manner and form in which any distribution is to be made under the Plan;

(g)	To determine the status and rights of Participants and their spouses, beneficiaries or estates;

(h)	To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j)	To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(k)	To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(l)	To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m)	To decide all issues regarding Account balances, and time, form, manner, and amount of distributions to Participants.

7.5	Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

7.6	Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including but not limited to legal fees and expenses, shall be paid and borne by the Employers.

7.7	Eligibility to Participate. No member of the Committee who is also an employee shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

7.8	Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

SECTION 8

FUNDING

8.1	Unfunded Plan. All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Employer. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Employer.

SECTION 9

MODIFICATION OR TERMINATION OF PLAN

9.1	Employers’ Obligations Limited. The Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.

9.2	Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. The termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination; the Bank may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement to the Director, in a lump sum subject to the above terms.

9.4	Effect of Termination. If the Plan is terminated, the vested balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion may authorize accelerated distribution of Participant’s Accounts as of any earlier date.

9.5	Termination by Change in Control. In the event of a change in control of the Company, the Plan shall terminate and all balances credited to the Accounts of Participants shall vest and shall be distributed to the Participants as soon as practical. For this purpose, a change in control means any of the following transactions, or series of such transactions that are related, wherein the stockholders of the Company immediately before such transaction or transactions do not retain immediately after such transaction or transactions direct or indirect beneficial ownership of more than 51% of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which assets of the Company were transferred: (i) the direct or indirect sale or exchange by stockholders of the Company of the voting stock of the Company, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer or all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company.

SECTION 10

GENERAL PROVISIONS

10.1	Participation by Affiliates. One or more Affiliates of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including, (but not limited to) the provisions granting exclusive authority to the Board to amend the Plan and to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer shall be liable for benefits accrued by Participant during any period when he or she was not employed by such Employer. A list of participating Employers, and the effective dates of their participation, is attached hereto as Exhibit A.

10.2

Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

10.3	Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.4	No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or Committee, shall be held or construed to confer upon any individual any right to continued employment by any Employer, nor any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any Eligible Employee at any time.

10.5	Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

10.6	Compensation Deferrals Not Counted Under Other Employee Benefit Plans. Salary Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers, except as expressly provided otherwise in any such other employee benefit plan.

10.7	Applicable Law. The provisions of the Plan shall be constructed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of California.

10.8	Severability. If any provision of the Plan is held invalid or unenforceability, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of this Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal and enforceable.

10.9	Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and of reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

EXECUTION

IN WITNESS WHEREOF, Broadway Federal Bank, by its duly authorized officer, has executed this Plan on the date indicated below.

BROADWAY FEDERAL BANK

Dated May 24, 2006	By:	/s/ Robert C. Davidson
	Title:	Chairman of the Compensation Committee of the Board

EXHIBIT A

List of Participating Employers

Employer	Effective Date of Participation
Broadway Federal Bank	July 1, 2006